EXHIBIT 21.1

SUBSIDIARIES OF TESLA MOTORS, INC.

Tesla Motors Australia, Pty Ltd.

Tesla Motors Canada Inc. (Ontario)

Tesla Motors Denmark ApS

Tesla Motors France SARL

Tesla Motors GmbH (Germany)

Tesla Motors HK Limited

Tesla Motors Italy Srl

Tesla Motors Japan KK

Tesla Motors Leasing, Inc. (United States)

Tesla Motors Limited (United Kingdom)

Tesla Motors New York, LLC

Tesla Motors SARL (Monaco)

Tesla Motors Singapore Pte Ltd

Tesla Motors Switzerland GmbH

Tesla Motors Taiwan Limited